Exhibit T3B-15

NUMBER TWENTY SEVEN.

In the city of San Salvador, at ten hours and twenty minutes of the second day of April, two thousand and one.

Before me. LUIS MIGUEL ESPINO ARRIETA. Notary Public, of this domicile, appears Mr. RAFAEL ALBERTO MENDOZA CALDERÓN. who is thirty years old, Attorney at Law, of this domicile, whom I know, bearer of his Personal Identity Card Number zero one-zero one- zero one-zero twenty six thousand seven hundred and seventy eight, in his capacity as Special Executor of the Agreements taken in the Extraordinary General Shareholders Meeting of the company DIGICEL, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, which can be abbreviated DIGICEL, S.A. DE C.V.., of the domicile of San Salvador, whose legal capacity I attest to be legitimate and sufficient because I have had sight of:

a) the Deed of modification to the social pact that gathers its bylaws, granted in this city, at eleven hours and ten minutes on August twenty-fifth, nineteen hundred ninety-nine, before the offices of Notary Danilo Rodríguez Villamil, registered in the Registry of Commerce at Number FORTY ONE, Book ONE THOUSAND FOUR HUNDRED AND SEVENTY THREE of the Registry of Corporations, from which it appears that its denomination, nature and domicile are those that have been said; its term is for an indefinite period of time, of Salvadoran nationality; that the administration of the corporation is in charge of a Board of Directors composed of three to five directors, as determined by the Ordinary General Meeting, who exercise their positions for periods of two years; that the judicial and extrajudicial representation as well as the use of the corporate signature corresponds to the President or the Secretary of the Board of Directors indistinctly;

b) Certification of the minutes of the Extraordinary General Shareholders' Meeting of the above mentioned company, held in this city, at nine o'clock on January fifteenth, two thousand, issued by Danilo Rodriguez Villamil, Secretary of the Meeting. On the second day of April of the same year, from which it is evidenced that it was unanimously agreed, with respect to the administration of the corporation, to modify the corporate agreement with respect to the administration of the corporation, and that the appearing party was appointed Special Executor to appear before a Notary Public to execute this instrument. And in the capacity indicated. SAYS TO ME: That, by this act, in compliance with the assignment of the Extraordinary General Shareholders' Meeting, he appears before me and executes this instrument so that it may be considered as the corporate charter of DIGICEL, S.A. DE C.V., and that this instrument is the only and new corporate charter that will govern the corporation, which also constitutes its own bylaws, the text of which is as follows:

FIRST: NATURE NATIONALITY: The corporation is of a stock corporation nature, of variable capital and Salvadoran nationality.

SECOND: NAME AND ADDRESS: Its name is DIGICEL, SOCIEDAD ANÓNIMA DE

CAPITAL VARIABLE, which may be abbreviated as DIGICEL. S.A. de C.V. The main domicile of the company is the city of San Salvador, Department of the same name, but it may establish agencies, branches, establishments or other dependencies, inside or outside the Republic.

THIRD: PURPOSE: The purpose of the corporation shall be: a) the rendering of all types of services in the field of telecommunications, including the acquisition, implementation and operation of frequencies for transmissions, the rendering of all maintenance services for communications networks, the expansion of said networks, the obtaining of necessary equipment and services from third parties, the acquisition of additional frequencies to extend and improve the capacity of the telecommunications network b) the exploitation of industry and commerce, for the achievement of which it shall engage in all types of lawful acts, including but not limited to: manufacturing, transforming, machining, industrializing, industrializing. industrialize, distribute, buy, sell, import and export, for its own account or for the account of third parties, all kinds of merchandise; c) to buy, lease, sell, encumber, administer and dispose of all kinds of merchandise; d) to purchase, lease, sell, encumber, administer and dispose of all kinds of sell, encumber, administer and dispose of real estate in any other form; d) to acquire, administer, negotiate, subscribe, issue, encumber, guarantee securities, including debt securities; to plan, organize, operate and administer all kinds of companies and businesses of its own or of third parties; f) to grant personal guarantees, sureties, bonds, pledges, mortgages; to receive loans; to receive loans, guarantees, pledges, mortgages; to receive loans, pledges, mortgages, mortgages, mortgages, etc.; to receive loans. f) to grant personal guarantees, endorsements, sureties, pledges, mortgages; to receive loans; to grant contracts and to enter into, in general, all kinds of legal acts necessary or convenient for the realization of its purpose, or that are a consequence thereof; g) to provide and receive all kinds of consulting or advisory, administrative, technical and supervisory services; and h) to act as intermediary, commission agent, agent or distributor for all kinds of companies in the country or abroad.

FOURTH: TERM: The term of the corporation is indefinite.

FIFTH: CAPITAL STOCK: A) AMOUNT OF CAPITAL STOCK B) MINIMUM CAPITAL.

A) AMOUNT OF THE CAPITAL STOCK: The capital stock is SIX MILLION TWO HUNDRED EIGHTY-FIVE THOUSAND NINE HUNDRED SEVENTY DOLLARS AND TWENTY-EIGHT CENTS, represented and divided into ONE MILLION EIGHT HUNDRED THIRTY-THREE THOUSAND FOUR HUNDRED EIGHT SHARES, nominative, common, of a single series and common category, of the nominal value of THIRTY COLONES or its equivalent in US dollars each. Each share entitles the holder to one vote in all kinds of General Meetings.

B) MINIMUM CAPITAL: The minimum capital with which the corporation will operate is THREE HUNDRED FORTY-TWO THO THOUSAND EIGHT HUNDRED AND FIFTY-SEVEN DOLLARS AND FOURTEEN CENTS OF US DOLLARS.

SIXTH: REGULATIONS FOR THE VARIABILITY OF THE CAPITAL: The increase or decrease of the capital, in the variable part, will be agreed upon by the Extraordinary General Shareholders' Meeting and recorded in the Capital Registry Book duly legalized by the corporation, all in accordance with the following regulations:

A) REGIME FOR CAPITAL INCREASE: The capital increase may take place by subsequent contributions, by admission of new shareholders, by capitalization of profits and reserves or by revaluation of assets, under the following conditions: a) that the previous capital is fully paid up: b) that the capital increase resolution is approved by the Extraordinary General Shareholders' Meeting, with the percentage of votes required by law for such purpose, establishing, in each case: c) in the event of an increase in the capital stock by means of new contributions, the new shares to be issued shall be fully subscribed and at least twenty-five percent of each share shall be paid in. The capital stock shall be subscribed in full and at least twenty-five percent of each share shall be paid when payment is made in cash. If the contributions are in kind, the value of each share must be paid in full.

B) REGIME FOR REDUCTION OF CAPITAL: The reduction of capital may be effected by partial or total withdrawal of some contributions or by devaluation of assets, under the following conditions: a) when the capital stock is equal to the minimum capital, or the purpose of the reduction is to reduce the capital below the minimum, the latter may only be reduced in accordance with the rules governing fixed capital companies, and the respective public deed of reduction of capital must be executed for such purpose; b) when the capital stock is greater than the minimum and a shareholder exercises his right of withdrawal, either in whole or in part, he must notify the company by court order or by notarial act. The withdrawal shall not take effect until the end of the current fiscal year, if the notification is made before the last quarter of said fiscal year; and until the end of the following fiscal year. if it is made after the end of the following fiscal year: (c) any shareholder may exercise his right of withdrawal, subject to the authorization of the Extraordinary General Shareholders' Meeting and provided that such withdrawal does not imply reducing the capital stock to less than the minimum; e) when two or more shareholders wish to exercise their right of withdrawal and such withdrawals would result in reducing the capital stock to less than the minimum, the Extraordinary General Shareholders' Meeting will authorize the payment of the contributions in proportion to the participation of each shareholder in the capital stock; f) when it is agreed to reduce the capital stock due to devaluation of assets, the Extraordinary General Shareholders' Meeting will establish the basis for regulating the manner in which the reduction is to be effected.

C) REQUIREMENTS FOR INCREASING THE MINIMUM CAPITAL: When it is resolved to increase the minimum capital, the resolution will be published in the Official Gazette and in a newspaper of national circulation. Once said resolution has been published and the respective public deed of capital increase has been granted and registered, it may not be reduced or revoked except with the same formalities that apply to fixed capital corporations. Capital increases do not in themselves mean that the minimum level of capital stock is increased, unless this is expressed in the resolution and the corresponding public deed is granted and registered.

SEVENTH: CAPITAL REGISTRY BOOK: In compliance with the provisions of Article Three Hundred and Twelve of the Code of Commerce, the corporation will keep a Capital Registry Book, in which all capital increases or decreases must be recorded.

EIGHTH: SHARES: The share is the necessary title to accredit, exercise and transmit the quality of shareholder.

NINTH: A) STOCK CERTIFICATES: Shareholders may be issued stock certificates, which may represent one or several shares. These certificates shall contain all the requirements set forth in Article 149 of the Code of Commerce and shall be signed by the Chairman and the Secretary of the Board of Directors or the Sole Administrator, as the case may be. ISSUANCE OF STOCK CERTIFICATES: In the event of loss, destruction or misplacement of any share certificate, the provisions of the Commercial Code, the Commercial Procedures Law and any other applicable laws shall apply. All replacement costs shall be borne by the interested party. The corporation shall have no liability whatsoever to the shareholders or third parties by virtue of the replaced certificates, whether or not dividends have been collected or other rights granted to the shareholders pursuant to the terms of this deed have been exercised as a result thereof. C) SHAREHOLDERS' REGISTER BOOK The corporation shall keep a Shareholders' or Stockholders' Registry Book containing the requirements set forth in Article One Hundred and Fifty-five of the Code of Commerce.

TENTH: PREFERENTIAL RIGHT TO ACQUIRE NEW SHARES: In the event of a capital increase, the shareholders shall have a preferential right to subscribe the new shares to be issued, in proportion to the number of shares they hold on the date on which the increase is agreed. Likewise, they may acquire, with the same preferential and proportional right, the shares which the other shareholders have not wished to subscribe and to subscribe any supplementary capital contributions. The rights conferred upon the shareholders in the event of a capital increase must be exercised within fifteen days following the publication of the respective resolution.

ELEVENTH: GOVERNANCE OF THE COMPANY: The governance of the Company shall be exercised by the General Shareholders' Meetings and by the Board of Directors or the Sole Administrator, as the case may be, as determined by the General Shareholders' Meeting that elects the form of administration of the Company.

TWELFTH: GENERAL SHAREHOLDERS' MEETINGS: There will be two types of meetings: Ordinary and Extraordinary. The General Shareholders' Meeting, formed by the shareholders legally convened and assembled, is the supreme body of the corporation. The resolutions legally adopted shall bind all shareholders present and even those absent or dissenting, except for the rights of opposition and withdrawal in the cases indicated by law.

THIRTEENTH: ORDINARY GENERAL SHAREHOLDERS' MEETING: The Ordinary General Shareholders' Meeting shall meet at least once a year, within five months following the close of the fiscal year, at the place, day and time indicated in the notice of meeting, and shall hear, in addition to the matters included in the agenda, the following: I) the annual report presented by the Board of Directors or the Sole Administrator, as the case may be, the Balance Sheet, the Profit and Loss Statement and the Auditor's Report. I) the report presented by the Board of Directors or the Sole Administrator, as the case may be, the Balance Sheet, the Profit and Loss Statement and the Auditor's Report, in order to approve or disapprove the first three and take the measures it deems appropriate; II) the election and removal of the Sole Administrator or the Board of Directors of the Company, as the case may be, and the auditor; III) the emoluments corresponding to the Sole Administrator or the members of the Board of Directors and the auditor; IV) the distribution of profits; and V) the matters that the Board of Directors or the Sole Administrator, as the case may be, cannot resolve, and which the law does not require to be submitted to an Extraordinary General Meeting.

FOURTEENTH: EXTRAORDINARY GENERAL MEETINGS: The following are Extraordinary General Shareholders' Meetings The Shareholders, which meet to discuss any of the following I) amendment of the articles of incorporation; II) issuance of negotiable debenture III) redemption of shares with the company's own resources and issuance of certificates company's own resources and issuance of certificates of beneficial interest; IV) taking any action involving the liquidation or dissolution of the corporation or the adoption of any plan to carry out any of these activities; V) authorizing, issuing, selling or disposing of shares of the corporation, including the sale of shares held in the corporation's portfolio; and VI) any other matters that pursuant to the law must be heard at an Extraordinary General Meeting.

FIFTEENTH: CALLS: The calls for Extraordinary or Ordinary General Meetings shall be published at least fifteen days prior to the date set for the meeting, not counting in said period either the day of publication of the call or the day of the Meeting. The following are indispensable requirements of the notice: I) the name of the company; II) the type of Meeting to be called; III) the indication of the necessary quorum; IV) the place, day and time of the Meeting; V) the place and time in advance with which the deposit of the shares must be made and the nomination of the person who is to issue the receipts for them; VI) the agenda of the Meeting; VII) the name and position of the person who signs the notice. The meetings on first and second call will be announced in a single notice; the meeting dates will be separated, at least, by a period of twenty-four hours. In the event that the Extraordinary General Meeting could not be held due to the lack of quorum on any of the dates of the notice, a new notice shall be issued, which may not be announced simultaneously with the previous notices and, in addition, must state the circumstance that it is a third call and that the meeting will be valid regardless of the number of shares represented. However, it will not be necessary to call an Ordinary or Extraordinary General Meeting if the shareholders or the representatives of all the shares into which the capital stock is divided are gathered, agree to call the Meeting and unanimously approve the agenda. The same Meeting may deal with ordinary and extraordinary matters if the notice of the meeting so states. From the date of publication of the notice, the books and documents related to the purposes of the Meeting will be at the Company's offices available to the shareholders so that they may become acquainted with them. The calls for the General Meetings shall be made by the Board of Directors or the Sole Administrator, as the case may be, or even, if necessary, by the auditor.

SIXTEENTH: RIGHT TO REQUEST CONVOCATION: Shareholders representing at least five percent of the capital stock may request in writing at any time to the Board of Directors or the Sole Administrator, as the case may be, the convocation of a General Shareholders' Meeting to deal with the matters indicated in their request. The holder of a single share shall have the same right in any of the following cases: I) when no Meeting has been held during two consecutive fiscal years; or, II) when firm Meetings held during that time have not dealt with the matters indicated in the first four numerals of Clause Thirteen of this Deed. If the Board of Directors or the Sole Administrator, as the case may be, refuses to call the meeting, or does not do so within fifteen (15) days following the date on which the request was received, the call shall be made by the competent Judge at the request of the interested shareholder or shareholders, with a three-day hearing for the Board of Directors or the Sole Administrator, as the case may be.

SEVENTEENTH: LIST OF CONCURRENTS: At the time indicated in the call, a list of the shareholders present or represented and of the shareholders' representatives will be drawn up, indicating their names and the number of shares represented by each one before the first vote, the list will be exhibited for examination and will be signed by the Chairman of the Board of Directors and the Secretary of the Board of Directors, or by the Sole Administrator, as the case may be, and by the attending shareholders and representatives.

EIGHTEENTH: QUORUM FOR ORDINARY AND EXTRAORDINARY GENERAL MEETINGS: The General Meetings shall be governed as to quorum in accordance with the provisions of Articles two hundred and forty (240), two hundred and forty-one (241), two hundred and forty-two (242), two hundred and forty-three (243), two hundred and forty-four (244) and other applicable articles of the current Code of Commerce or by the legal provisions that may replace, modify or complement them in the future.

NINETEENTH: MAJORITY TO RESOLVE IN THE GENERAL MEETINGS: In the

Ordinary General Meetings, and in the Extraordinary General Meetings whose purpose is to resolve the items contained in items II and III of Clause Fourteen, the resolutions will be taken, both on the first and second date of the call, by the favorable vote of three quarters of the shares of the corporation in order for there to be a resolution in the Extraordinary Meetings the favorable vote will be required, on the first date, of three quarters of the shares of the corporation and, on the second date, of three quarters of the shares present; and on the third date, a simple majority of the shares present.

TWENTIETH: ADMINISTRATION OF THE COMPANY: OF THE BOARD OF DIRECTORS: The administration of the Company will be in charge of a Sole Director or of a Board of Directors composed of three Directors, as determined by the Ordinary General Meeting that appoints them. In the event that a Board of Directors is elected, one of the directors shall occupy the position of President and another shall be designated Secretary. The General Meeting that makes the election shall also determine whether the corporation shall be managed by a Sole Administrator or by a Board of Directors and who shall be the alternates of the directors appointed to the Board of Directors The administrators, being both directors and the Sole Administrator, as the case may be, shall remain in office for a period of TWO (2) Years, as of the day following the day of the Ordinary General Shareholders' Meeting that makes the determination and election. The directors, being both directors and the Sole Director, may be reelected one or more times for the performance of their duties and, until a new election is held, they shall continue in their functions until such election is held.

TWENTY-FIRST: CERTIFICATIONS: Certifications of all kinds may be issued by the Secretary of the Board of Directors or by the Secretary of the Board of Directors. Secretary of the Board of Directors or by the Sole Administrator, as the case may be, or by the person designated for such purpose by the corresponding General Meeting.

TWENTY-SECOND: POWERS AND OBLIGATIONS: The Board of Directors or the Sole Administrator, as the case may be, except for the limitations established by law or by this corporate agreement, shall be vested with the broadest powers for the management of the corporate business and interests. In particular, it shall be responsible for: a) determining the administrative regime of the corporation; b) appointing and dismissing employees in the service of the corporation, setting salaries and wages; c) agreeing on the basis of the corresponding leasing or service rendering contracts and employment contracts; d) appointing the managers of the corporation and the employees of the corporation; e) appointing the managers of the corporation and the employees of the corporation; f) appointing the managers of the corporation and the employees of the corporation; d) appoint the managers and sub-managers it deems convenient for the good administration of the corporation; e) issue and sign, in favor of the shareholders, the titles or certificates of the shares, fulfilling the requirements demanded by law; f) agree in which credit or banking institutions the company's funds and securities must be deposited: g) to create and organize branches, agencies, factories and offices of the corporation and to fix the rules of their organization; h) to determine and fix the prices. g) create and organize branches, agencies, factories and offices of the corporation and fix the rules of their organization; h) determine and fix the prices, values and conditions of the goods, services and operations with which the corporation operates; i) determine the appearance of the corporation before the courts and public authorities; j) execute the valid resolutions of the general meetings and enforce the provisions of the law and of this corporate charter; k) summon the Ordinary and Extraordinary General Meetings; m) to discuss and approve, in principle, the balance sheet, inventory and annual report to be submitted to the General Meeting; n) to formulate and establish, when appropriate, the working regulations and other internal regulations of the corporation and its affiliated companies: ) to incur any indebtedness or grant lien to secure such indebtedness in any amount; o) to sell, lease, exchange, transfer or dispose of substantial assets of the corporation outside the ordinary course of business of the corporation; p) carry out any transaction or amend or terminate any contractual obligation with any shareholder or affiliated company of the corporation including, but not limited to, granting loans to any shareholder of the corporation or redeeming, purchasing or acquiring, directly or indirectly, shares of the corporation; and, q) all other powers that are compatible with the normal management, administration and execution of the corporate business.

TWENTY-THIRD: LEGAL REPRESENTATION AND USE OF THE CORPORATE SIGNATURE: The legal, judicial and extrajudicial representation of the corporation and the use of the corporate signature shall correspond to the Chairman of the Board of Directors or the Sole Administrator, as the case may be, who shall be vested with broad general powers of administration and disposition. The Chairman of the Board of Directors, if there is one, will not need the authorization of the Board of Directors to act in the aforementioned capacity, except: a) to acquire, dispose of or encumber real estate or assets of the corporation; b) to obtain and grant credits; and c) to guarantee obligations of third parties, and d) for all matters not pertaining to the ordinary course of business of the corporation. If the corporation is managed by a Sole Administrator, he/she shall not need any authorization to carry out the activities listed in this clause TWENTY-THIRD.

TWENTY-FOURTH: AUDIT: The General Ordinary Shareholders' Meeting shall elect an auditor, for a term of one year, and may be reelected, to perform the oversight functions of the corporation, in the corporate administration, with the powers and duties determined by law. In the event of absence, impediment or resignation of the auditor, the General Meeting shall elect the person who shall perform the duties of oversight of the corporation.

TWENTY-FIFTH: FINANCIAL YEAR: The fiscal year of the corporation is from January 1 to December 31 of each year.

TWENTY-SIXTH: RESERVES: From the net profits obtained in each fiscal year, the percentage established by law will be used to constitute a legal reserve fund until it represents the limit indicated by law. The General Shareholders' Meeting may resolve to constitute other general or special reserve funds.

TWENTY-SEVENTH: DISSOLUTION AND LIOUIDATION: The Company may be dissolved for any of the causes provided by law or by resolution of the General Shareholders' Meeting, in an Extraordinary meeting, specially called with the favorable vote of three quarters of the shares. In any case, when proceeding with the dissolution and liquidation of the corporation, one or more liquidators will be appointed at the General Meeting that so agrees, and the period within which the liquidation must be carried out will be determined, which may not exceed TWO (2) YEARS.

TWENTY-EIGHTH: MANNER OF FILLING VACANCIES OF THE DIRECTORS: In the event of death, resignation, leave of absence, absence or any temporary or definitive impediment of any of the Directors, they shall be replaced by Alternates. Anything not foreseen shall be governed by the provisions of the substitution regime for directors of the Code of Commerce that may be applicable.

TWENTY-NINTH: DISTRIBUTION OF PROFITS: The General Shareholders' Meeting held immediately after the close of the fiscal year shall determine, based on the statement of profit and loss, the distribution of profits in the form of dividends, the capitalization of profits and the increase of the Company's reserves with such profits.

THIRTIETH: SITUATIONS NOT PROVIDED FOR: Situations not provided for shall be resolved in accordance with the provisions of the Code of Commerce and special laws.

THIRTY-FIRST: TRANSITORY AGREEMENT AND GENERAL AND SPECIAL DECLARATIONS: The undersigned affirm that in this amendment of the Articles of Incorporation they approve the administration of LTDA, which will be exercised by its legal representative YAHIA FIAD EL-HIBRI, who is of legal age, entrepreneur, of German nationality and of the domicile of the United States of America the company by means of Sole Administrator, Named in this act as such the company DIGICEL HOLDING of American nationality and of the domicile of the United States of America being substitute Miss Elizabeth Marne Martin, of legal age, executive and I the notary attest to have warned the grantor of the obligation in which he is to register the testimony of this deed in the Registry of Commerce, of the effects of registration, of the sanctions imposed by lack of the same. Thus was expressed the person appearing, to whom I explained the legal effects of this instrument, and having read to him by me all that was written in its entirety, in a single uninterrupted act, he manifests that he is drafting at his will, ratifies its contents and we sign I WITNESS.- Between the lines: of American nationality and of the domicile of the United States of America-vale. Entre Lineas: LTDA,. Which will be exercised through its legal representative YAHIA FIAD EL-HIBRI, who is of legal age, businessman, German nationality and domiciled in the United States of America.

I AM BEFORE ME FROM FOLIO SEVENTY THREE RETURNED TO FOLIO EIGHTY RETURNED OF MY SEVENTH PROTOCOL BOOK, WHICH EXPIRES ON

AUGUST ELEVENTH, TWO THOUSAND ONE, AND I HEREBY EXPRESS, SIGN AND SEAL THIS PRESENT TESTIMONY IN SAN SALVADOR, ON THE TWO DAYS OF APRIL OF THE YEAR TWO THOUSAND ONE, ON THE TWELFTH DAY OF APRIL OF THE YEAR TWO THO THOUSAND AND ONE, TO BE DELIVERED TO THE COMPANY DIGICEL, SOCIEDAD ANONIMA DE CAPITAL VARIABLE which may be abbreviated as DIGICEL, S.A. DE C.V .

GISTRO DE COMERCIO: DEPARTMENT OF COMMERCIAL DOCUMENTS:

San Salvador, at sixteen hours and two minutes of the twenty-fifth day of April of the year two thousand and one. Inscription of the above Public Deed of MODIFICATION OF THE SOCIAL PACT OF THE COMPANY DIGICEL, SOCIEDAD ANONIMA DE CAPITAL VARIABLE. Presented in this Registry at fifteen hours and thirty seven minutes, on April second, two thousand and one, according to entry number 00973 of book 0047, of the Records of Presentation of Corporate Instruments.

RAFAEL ARMANDO RUIZ HERNANDEZ, Esq.

Registrar

REGISTERED IN THE COMMERCIAL REGISTER AT NUMBER 0044 OF BOOK 1610 OF THE COMPANIES REGISTER. FROM FOLIO 287 TO FOLIO 304. DATE OF REGISTRATION: San Salvador, April twenty-fifth, two thousand and one.

RAFAEL ARMANDO RUIZ HERNANDEZ, Esq.

Registrar